EXHIBIT 99.1

Ascent Solar's Flexible Solar Panels Named a
TIME Magazine Best Invention
THORNTON, Colo.- (BUSINESS WIRE) - November 21, 2011 - Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of lightweight, flexible, thin-film photovoltaic modules, announced today that its flexible CIGS solar panels were named one of TIME's 50 Best Inventions of 2011. Ascent's technology was one of six 'green' inventions to be recognized in this year's list, featured in the Nov. 28 TIME issue.
For each of the past 10 years, TIME has recognized the top 50 breakthroughs in science, technology and the arts. Previous honorees have included the iPad, Nissan Leaf, 3-D cameras, and the world's first synthetic cells.
“We are honored to be recognized by TIME as one of this year's top 50 inventions,” said Ascent Solar President and CEO, Ron Eller. “Our flexible solar panels integrate seamlessly with countless applications across a wide variety of markets. TIME's recognition further validates the transformational aspects of Ascent's technology.”
TIME refers to Ascent's solar panels as “ingenious” for their ability to be directly integrated with building materials without the limitations of standard, glass solar panels.
Ascent Solar's lightweight, flexible solar panels are ideally suited to enable power generation where not previously possible. They are designed to integrate with limitless applications, transforming unused surface area into a source of clean, renewable energy.
TIME's 50 Best Inventions of 2011 can be found at: http://www.time.com/time/magazine/article/0,9171,2099708,00.html#ixzz1dz9NBZVR
About Ascent Solar Technologies, Inc.
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. Additional information can be found at www.ascentsolar.com.
Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.
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Brand Fortified
Kelly Brandner
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kbrandner@brandfortified.com